Exhibit 10.5
EXHIBIT A
BONUS

A.
Bonus Opportunity. For each Performance Period, as defined in paragraph B below, Executive shall be entitled to a Bonus based on his Target Bonus, as set forth in paragraph C below, subject to the achievement of certain performance goals.

B.	Performance Period. For purposes of this Exhibit A, the Performance Period shall be the 12 month period beginning on January 1 of each calendar year during the Agreement Term and any Renewal Term.

C.
Target Bonus and Bonus. Executive’s Target Bonus shall be the amount as set forth in the incentive plan applicable to Executive that the Committee adopts for a particular Performance Period (“Incentive Plan”) but which shall not be less than $610,909 . Executive’s Bonus that is payable for any Performance Period, if any, shall be an amount ranging from 0% to 200% of the Target Bonus, contingent upon the achievement of one or more performance goals established by the Committee for such Performance Period, as set forth in paragraph D. Notwithstanding the foregoing, the Bonus payable to the Executive shall not exceed the maximum bonus that could be payable under the Incentive Plan.

D.
Performance Goals. No later than 90 days after the commencement of each Performance Period, the Committee shall, in its sole discretion, establish in writing one or more preestablished, objective performance goals for such Performance Period. Such performance goal(s) shall state, in terms of an objective formula or standard, the amount of the Target Bonus payable to Executive upon achievement of each such performance goal (or any specified threshold, intermediate, target, maximum or other level with respect thereto).

E.
Incentive Plan. This Exhibit A, subject to any action taken by the Committee pursuant thereto, shall be subject to the terms and conditions of, the relevant Incentive Plan. If there is any conflict between the provisions of the Agreement or this Exhibit A and the relevant Incentive Plan, or any award agreement, the Agreement or this Exhibit A (as applicable) shall control.

F.
Pro Rata Bonus. A pro rata Bonus, where applicable, shall be an amount equal to (1) the Bonus otherwise determined by the Committee based upon actual performance for the Performance Period in accordance with the foregoing provisions of this Exhibit A, multiplied by (2) a fraction, the numerator of which is the number of days that Executive is employed by the Company during the Performance Period, and the denominator of which is the total number of days in the Performance Period.

G.
Payment. Except as otherwise provided in the Agreement, any Bonus payable under this Exhibit A (including any pro rata Bonus determined under paragraph F) shall be paid in cash to Executive at the time(s) determined by the Committee in its reasonable discretion, provided that the Bonus shall be paid in its entirety no later than March 15 of the calendar year following the calendar year to which the payment relates.